EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-156652, Form S-8 No. 333-189670, Form S-8 No. 333-117956 and Form S-8 No. 333-79391) of HopFed Bancorp, Inc. and subsidiaries’ (the “Company”) of our reports dated March 18, 2019, related to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ HORNE LLP

Memphis, Tennessee
March 18, 2019